EXHIBIT 10.24

RENT REVIEW MEMORANDUM
Nelson Blakewell

The Landlord:   Scottish Widows Unit Funds Limited

The Tenant:     Matthew Clark Brands Limited

Date:        20th August 2003

By this memorandum the Landlord and the Tenant desire to record the fact that the rent payable under the Lease, brief particulars of which appear below, has been reviewed in accordance with the provisions contained therein and is ONE MILLION SEVEN HUNDRED & NINETY SIX THOUSAND EIGHT HUNDRED AND SEVENTY FIVE POUNDS (£1,796,875) per annum (exclusive of Value Added Tax) on and from 25 December 2002.

THE LEASE

Date	Parties	Property	Term
31 December 1997	Pontsarn Investments Ltd (1) Matthew Clark Brands Ltd (2) and Matthew Clark Plc (3)	Premises situated at Plot 2000, Severnside Distribution Park, Western Approach, Bristol	25 years from 25 December 1997

/s/ J. Barrass Deputy Company Secretary	/s/ (illegible)
Signed for and on behalf of the Tenant	Signed for and on behalf of the Landlord